Exhibit 99.1

TOREADOR CLOSES SALE OF U.S. PROPERTIES

•	Net proceeds, after $5 million voluntary prepayment of bank loan, to be added to working capital

DALLAS, TEXAS – (September 4, 2007) – Toreador Resources Corporation (NASDAQ: TRGL) announced today that it had closed the previously announced sale of its U.S. properties for approximately $19.1 million in cash. Net proceeds from the sale will be added to working capital, after a voluntary $5 million loan prepayment to the International Finance Corporation (IFC). As a result of the voluntary prepayment, $5 million will be added to the company’s currently available credit facility with the IFC. With the $5 million addition, the company will have approximately $20 million availability under the current credit agreement.

The U.S. properties, which primarily consisted of non-operated working interests in approximately 700 wells in five states, had approximately 1.4 million barrels of oil equivalent proved reserves at the end of 2006. Collectively, the U.S. properties generated approximately $900 thousand in cash flow from operations per quarter. The book value of the properties was approximately $10.3 million, or approximately 4% of the aggregate book value of the company’s oil and gas properties. A gain of $9.0 million is expected be recorded on the sale in the company’s third quarter results. Taxes due on the gain are expected to be offset by tax loss carryforwards.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania and Turkey. More information about Toreador may be found at the company's web site, www.toreador.net.

Safe-Harbor Statement – Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions

Toreador closes sale of U.S. properties, Sept. 4, 2007	Page 2 of 2

of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restriction, the ability of Toreador to obtain additional capital and credit, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Toreador Resources
Stewart Yee, VP of Investor Relations

214-559-3933 or 800-966-2141

syee@toreador.net